EMERGENT HEALTH CORP.
One Marine Plaza
Suite 305A
North Bergen, New Jersey 07047

March 4, 2024

Resonate Blends, Inc.
26565 Agoura Road
Suite 200
Calabasas, California 91302

Eocine Management Advisors, Inc.
One Marine Plaza
Suite 305A
North Bergen, New Jersey 07047

Always Had A Vision, LLC
One Marine Plaza
Suite 305A
North Bergen, New Jersey 07047

Gentlemen:

This Letter Agreement is entered into as on March 4, 2024, and shall constitute an amendment to that certain Share Exchange Agreement (the "Exchange Agreement") entered into as of the 20th day of February, 2024, by and among Resonate Blends, Inc. ("KOAN"), Emergent Health Corp. ("EMGE") and the Holders of the Series Class A Preferred Stock, the C Convertible Non-Voting Preferred Stock and the Class F Preferred Stock of EMGE (collectively, the "EMGE Preferred Shareholders").

We have agreed that, In order to consummate the closing under the Exchange Agreement, it has become necessary to amend the Exchange Agreement, to reduce the required amount of investment capital available at the closing of the Exchange Agreement, as follows:

Section 1.03(d)(v) of the Exchange Agreement shall be deleted in its entirety and replaced with the following:

"(v) The investment of a minimum of $250,000 must be in place prior to Closing. Any capital raise subsequent to the closing shall dilute all parties equally; and"

Section 5.05 of the Exchange Agreement shall be deleted in its entirety and replaced with the following:

"5.05 Funds Available at Closing. As per Section 1.03 (d)(v), The investment of a minimum of $250,000 must be in place prior to Closing. Any capital raise subsequent to the closing shall dilute all parties equally."

Should be foregoing accurately reflect our agreement, please sign below and return a signed copy. Thereafter, the fully executed copy of this Letter Agreement shall constitute a binding and enforceable amendment to the Exchange Agreement.

Thank you.

Sincerely,

Emergent Health Corp.

DocuSigned by:
By: ______________________
ECE9D532AD12490...
Jim Morrison
President

AGREED AND ACCEPTED:

Resonate Blends, Inc.

DocuSigned by:
By: Geoff Selzer
DB44673A8B8B4DC...
Geoffrey Selzer
Interim President
Date: March 4, 2024

Series A Preferred Stock

Eocine Management Advisors, Inc
(as to 66.67 shares)

DocuSigned by:
By: James W. Zimbler
94EE43F69401438...
James W. Zimbler
President
Date: March 4, 2024

Series C Preferred Stock

Always Had A Vision, LLC
(as to 3,450,000 shares)

DocuSigned by:
By: ______________________
ECE9D532AD12490...
Jim Morrison
Managing Member
Date: March 4, 2024

Eocine Management Advisors, Inc.
(as to 3,100,000 shares)

DocuSigned by:
By: James W. Zimbler
94EE43F69401438...
James W. Zimbler
President
Date: March 4, 2024